Exhibit 99.12

BACKSTOP COMMON STOCK PURCHASE AGREEMENT

This Backstop Common Stock Purchase Agreement (this “Agreement”), is entered into as of October 9, 2015, by and between Global Defense & National Security Systems, Inc., a Delaware corporation (the “Company”), and Global Defense & National Security Holdings LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement (as defined below).

WHEREAS, the Company is a party to that certain Stock Purchase Agreement, dated as of June 8, 2015 (the “Stock Purchase Agreement”), among the Company, the Purchaser, STG Group, Inc. (“STG”), the Stockholders named therein and Simon Lee, as Stockholders’ Representative thereunder, with respect to a proposed transaction involving the Company and STG as described therein (the “Transaction”); and

WHEREAS, the Purchaser desires to purchase, and the Company desires to sell to the Purchaser, shares of the common stock of the Company, par value $0.0001 per share (“Common Stock”), pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Backstop Purchases. Subject to the terms and conditions contained in this Agreement, the Company grants the Purchaser the right to purchase (the “Backstop Purchase”) up to 471,254 shares of Common Stock from the Company, at a purchase price of $10.61 per share (the “Per Share Purchase Price”), payable by the Purchaser by wire transfer of immediately available funds at the closing of the Transaction (the “Closing”). The purchase right provided in this Agreement can only be exercised only in the event, and to the extent, that the Company determines that it will not meet the Threshold Cash Amount (as defined below). The term “Threshold Cash Amount” means Twenty Million Dollars ($20,000,000) in cash available to the Company from (1) the Trust Fund, following the payment in full to the Company’s stockholders who have requested to be redeemed in connection with the Closing, and (2) the payment of any aggregate purchase price for the Backstop Purchase. For the avoidance of doubt, any purchase of shares of Common Stock pursuant to this Section shall be at the Purchaser’s sole discretion.

2.                  Closing.

(a)               Purchase Price. At the Closing, the Purchaser shall deliver to the Company the Per Share Purchase Price for all of the shares being purchased by the Purchaser.

(b)                Certificates. At the Closing, the Company shall deliver to the Purchaser the shares purchased by the Purchaser pursuant to the Backstop Purchase (the “Shares”).

(c)                Legend. Each certificate evidencing the Shares and each certificate issued in exchange for or upon the transfer of any Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THEABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR UNLESS SUCH REGISTRATION IS NOT REQUIRED IN THE OPINION OF COUNSEL FOR THE COMPANY.”

(d)                Registration Rights.  At the Closing, the Company and the Purchaser shall enter into an amendment to that certain Registration Rights Agreement, dated as of October 23, 2013, by and between the Company and the Purchaser, to provide that the Shares shall be considered “Registrable Securities” as defined therein.

(e)          Mutual Closing Conditions. The obligations of each party hereto to purchase shares of Common Stock under this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i)           The Transaction shall be consummated concurrently with or immediately following the purchase of the Shares.

(ii)          The representations and warranties of the other party in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date).

(iii)         No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase of the Shares.

3.                  Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Company as follows:

(a)             Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)           Power and Authority; Enforceability. This Agreement constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. The Purchaser has full entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser.

(c)          Investment Representations.

(i)           The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(ii)          The Purchaser has received, has thoroughly read, is familiar with and understands the contents of this Agreement.

(iii)         The Purchaser hereby acknowledges that an investment in the Shares involves certain significant risks. The Purchaser acknowledges that there is a substantial risk that it will lose all or a portion of its investment and that it is financially capable of bearing the risk of such investment for an indefinite period of time. The Purchaser has no need for liquidity in its investment in the Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. The Purchaser’s present financial condition is such that the Purchaser is under no present or contemplated future need to dispose of any portion of the Shares purchased hereby to satisfy any existing or contemplated undertaking, need or indebtedness. The Purchaser’s overall commitment to investments which are not readily marketable is not disproportionate to its net worth and the investment in the Company will not cause such overall commitment to become excessive.

(iv)        The Purchaser acknowledges that the Shares have not been registered under the Securities Act, or any state securities act, and are being sold on the basis of exemptions from registration under the Securities Act and applicable state securities acts. Reliance on such exemptions, where applicable, is predicated in part on the accuracy of the Purchaser’s representations and warranties set forth herein. The Purchaser acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless the Shares are registered in accordance with federal and state securities laws or the Purchaser finds and complies with an available exemption under such laws. Accordingly, the Purchaser hereby acknowledges that there can be no assurance that it will be able to liquidate its investment in the Company.

(v)         There are substantial risk factors pertaining to an investment in the Company. The Purchaser acknowledges that it has read the information set forth above regarding certain of such risks and is familiar with the nature and scope of all such risks, including, without limitation, risks arising from the fact that the Company is an entity with limited operating history and financial resources; and the Purchaser is fully able to bear the economic risks of such investment for an indefinite period, and can afford a complete loss thereof.

(vi)        The Purchaser has been given the opportunity to (i) ask questions of and receive answers from the Company and its designated representatives concerning the terms and conditions of the purchase of the Shares, the Company and the business and financial condition of the Company and (ii) obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to assist the Purchaser in evaluating the advisability of the purchase of the Shares and an investment in the Company. The Purchaser further represents and warrants that, prior to signing this Agreement, it has asked such questions, received such answers and obtained such information as it has deemed necessary or advisable to evaluate the merits and risks of the purchase of the Shares and an investment in the Company. The Purchaser is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects.

(vii)       The Purchaser understands that no federal, state or other governmental authority has made any recommendation, findings or determination relating to the merits of an investment in the Company.

(viii)      The Purchaser acknowledges that neither the Company, nor any of its officers, directors, employees, agents or affiliates has made any representation or warranty, express or implied, regarding the Company, the Shares or otherwise, other than the representations and warranties set forth herein.

(ix)         The Purchaser acknowledges its obligations under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the treatment of non-public information relating to the Company.

4.                  Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a)           Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b)           Power and Authority; Enforceability. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Company.

(c)           No Violation; Necessary Approvals. Neither the execution and delivery of this Agreement by the Company, nor the consummation or performance by the Company of any of the transactions contemplated hereby, will: (i) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under, termination, cancellation, suspension or modification of, or acceleration of performance of any obligation required under any (A) law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority (collectively, “Law”), (B) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any governmental authority or arbitrator (collectively, “Order”), (C) contract or agreement, (D) permit, license, certificate, waiver, filing, notice or authorization (collectively, “Permit”) to which the Company is a party or by which it is bound or any of its assets are subject, or (E) any provision of the Company’s organizational documents as in effect at the Closing, (ii) result in the imposition of any lien, claim or encumbrance upon any assets owned by the Company; (iii) require any consent, approval, notification, waiver, or other similar action under any contract or agreement or organizational document to which the Company is a party or by which it is bound (other than receipt of the Restated Certificate Approval); or (iv) require any Permit under any Law or Order other than (A) required filings, if any, with the Securities and Exchange Commission and (B) notifications or other filings with state or federal regulatory agencies after the Closing that are necessary or convenient and do not require approval of the agency as a condition to the validity of the transactions contemplated hereunder; or (v) trigger any rights of first refusal, preemptive or preferential purchase or similar rights with respect to any of the Shares.

(d)           Authorization of the Shares. The Shares have been duly authorized, and when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and will be free and clear of all liens, claims or encumbrances, other than (A) transfer restrictions hereunder, (B) transfer restrictions under federal and state securities laws, and (C) liens, claims or encumbrances imposed due to the actions of the Purchaser.

5.                  Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Company and the Purchaser; or

(b)           automatically upon any termination of the Stock Purchase Agreement.

In the event of any termination of this Agreement pursuant to this Section 5, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or stockholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 5 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

6.                  General Provisions.

(a)           Survival of Representations and Warranties.  All of the representations and warranties contained herein shall survive the Closing.

(b)           Entire Agreement.  This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(c)           Successors.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors.

(d)           Assignments. Neither party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(e)           Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(f)           Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(g)           Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(h)           Waiver of Jury Trial.  The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(i)           Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

(j)           Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to either party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(k)           Expenses. Except as otherwise expressly provided in this Agreement or in the definitive documents for the Transaction, each party hereto will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

(m)         Waiver. No waiver by either party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(n)           Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as either party reasonably may deem to be practical and necessary in order to consummate the purchase and sale of Common Stock as contemplated by this Agreement.

(o)           Trust Fund Waiver. Reference is made to the final prospectus of the Company dated October 24, 2013 (File No. 333-191195) (the “Prospectus”). The Purchaser warrants and represents that it has read the Prospectus and understands that Company has established the Trust Fund containing the proceeds of the IPO initially in the amount of at least Seventy-Two Million Seven Hundred Ninety-Five Thousand Dollars ($72,795,000) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO) and that the Company may disburse monies from the Trust Fund, including any proceeds therefrom, only as provided in the Prospectus. For and in consideration of the Company agreeing to enter into this Agreement, the Purchaser agrees that, notwithstanding any provisions contained in this Agreement, the Purchaser does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, any asset contained therein or any Additional Person, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between STG or any of its Subsidiaries, on the one hand, and the Company, on the other hand, this Agreement or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Purchaser (for itself and on behalf of its Affiliates and direct and indirect subsidiaries and stockholders, and its and their respective successors and assigns, and any Person claiming by or through the Purchaser) hereby irrevocably waives any and all rights, titles, interests and claims of any kind that the Purchaser may have, now or in the future (in each case, however, prior to the consummation of a business combination), and shall not take any action or suit, make any claim or demand or seek recovery of any Liability or recourse against, the Trust Fund or any Additional Person for any reason whatsoever in respect thereof. The Purchaser agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter into this Agreement. The Purchaser further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent that the Purchaser commences any action or Proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or any Additional Person, which Proceeding seeks, in whole or in part, monetary relief against the Company or any Additional Person, the Purchaser hereby acknowledges and agrees that the Purchaser’s sole remedy shall be against the Company’s funds held outside of the Trust Fund and that such claim shall not permit the Purchaser (or any party claiming on the Purchaser’s behalf or in lieu of the Purchaser) to have any claim against any Additional Person or the Trust Fund or any amounts contained therein. In the event that the Purchaser commences any action or Proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or any Additional Person, which Proceeding seeks, in whole or in part, relief against the Trust Fund, the Company’s public stockholders or any Additional Person, whether in the form of money damages or injunctive relief, the Company shall be entitled to recover from the Purchaser the associated legal fees and costs in connection with any such action, in the event the Company prevails in such action or Proceeding.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

COMPANY:

GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC.

By: /s/ ____________________________
Name:
Title:

PURCHASER:

GLOBAL DEFENSE & NATIONAL SECURITY HOLDINGS LLC

By: /s/ ______________________________
Name:
Title: